EXHIBIT 4.1

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) dated as of September 22, 2003 is entered into by and between Entravision Communications Corporation, a Delaware corporation (the “Company”), and Univision Communications Inc. (the “Owner”).

RECITALS:

A. The Owner is the owner of certain shares of the Company’s Class A Common Stock and Class C Common Stock (the “Existing Shares”), the total of which is set forth on Exhibit B.

B. At the request of Owner, the parties have agreed that the Owner shall exchange all of the Existing Shares for shares of a newly authorized class of Series U Preferred Stock of the Company (the “Series U”) as provided in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, the parties agree as follows:

1. Authorization and Issuance of Shares.

1.1 Authorization. The Company has duly authorized the issuance, pursuant to the terms of this Agreement, of up to 369,266 shares of Series U having the rights, restrictions, privileges and preferences set forth in the form of Certificate of Designations, Preferences and Rights attached hereto as Exhibit A (the “Certificate of Designations”) and has reserved and authorized the issuance of such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series U (the “Conversion Shares”). The Company has duly adopted and filed the Certificate of Designations with the Secretary of State of the State of Delaware.

1.2 Exchange. Subject to the terms and conditions of this Agreement, at the Closing (defined below), the Company will issue 369,266 shares of Series U to the Owner in exchange for all of the Existing Shares held by Owner.

2. Closing. The issuance of the shares of Series U hereunder shall take place at one (1) closing (referred to in this Agreement as the “Closing”). Subject to the terms and conditions of this Agreement, the Closing shall take place on the date of this Agreement (the date of the Closing is referred to in this Agreement as the “Closing Date”). The issuance shall be made on the terms and conditions set forth in this Agreement. The Closing shall be held at the offices of O’Melveny & Myers LLP, 1999 Avenue of the Stars, Suite 700, Los Angeles, California, at 10:00 a.m. local time, on the Closing Date, or at such other time and place upon which the Company and the Owner shall agree in writing. At the Closing, the Company shall deliver to the Owner a stock certificate or other evidence representing the number of Series U shares being issued to the Owner at the Closing, registered in the name of the Owner (or Owner’s custodian), against delivery of all of the Existing Shares, either by delivery of certificates endorsed for transfer to the Company or, with respect to stock held in street name, by delivery by Owner’s custodian to the Company’s transfer agent, as agent for the Company.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Owner that:

3.1 Organization. The Company is duly organized and validly existing under the laws of the state of Delaware.

3.2 Corporate Power. The Company has now, or will have at the Closing, all right, power and authority necessary (a) for the authorization, execution and delivery of this Agreement, (b) to sell and issue all of the shares of Series U, and (c) to issue the Conversion Shares. This Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, usury and other laws of general application affecting the enforcement of creditors’ rights.

3.3 Authorization.

(a) General. All corporate action on the part of the Company, its officers, directors and stockholders necessary for (i) the issuance of all of the shares of Series U pursuant hereto, (ii) the issuance of all of the Conversion Shares and (iii) the authorization, execution and delivery by the Company of this Agreement has been obtained.

(b) Valid Issuance. The shares of Series U and the Conversion Shares, when issued in compliance with the provisions of this Agreement and the Certificate of Designations, will be validly issued, fully paid and nonassessable and will be free of any liens or encumbrances; provided, however, that all such shares may be subject to restrictions on transfer under state and/or federal securities laws. The rights, preferences, privileges and restrictions of the shares of Series U are as set forth in the Certificate of Designations.

4. Representations and Warranties of Owner.

4.1 Authority. Owner has all right, power and authority necessary for the authorization, execution and delivery of this Agreement and the exchange of the Existing Shares hereunder, and this Agreement constitutes a valid and binding obligation of the Owner enforceable against the Owner in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, usury and other laws of general application affecting the enforcement of creditors’ rights.

4.2 Ownership. Owner owns and is transferring the Existing Shares free and clear of any liens, security interests, encumbrances and claims.

4.3 Investment Intent. This Agreement is made with such Owner in reliance upon such Owner’s representations to the Company, evidenced by such Owner’s execution of this Agreement, that such Owner is acquiring the shares of Series U and the Conversion Shares issuable upon conversion of the shares of Series U for such Owner’s own account for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended.

5. Miscellaneous.

5.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California.

5.2 Survival. The representations, warranties, covenants and agreements made herein shall survive the execution of this Agreement and the Closing of the transactions contemplated hereby.

5.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. The Company may not assign this Agreement. Without limiting the generality of the foregoing, all representations, covenants and agreements benefiting the Owner shall inure to the benefit of any and all subsequent holders from time to time of the shares of Series U or Conversion Shares.

5.4 Entire Agreement. This Agreement and the exhibits and appendices to this Agreement (which such exhibits and appendices are hereby incorporated herein and made a part hereof by this reference) constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof, and they supersede, merge and render void every other prior written and/or oral understanding or agreement among or between the parties hereto with regard to the subject matter hereof.

5.5 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be sent via confirmed facsimile, overnight courier service or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed or sent (a) if to Owner, at 1999 Avenue of the Stars, Suite 3050, Los Angeles, California, 90067, Attn: General Counsel, or at such other address or number as the Owner shall have furnished to the Company in writing, or (b) if to the Company, at 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California, 90404, Attn: Walter F. Ulloa, or at such other address as the Company shall have furnished to the Owner in writing. Notices that are mailed shall be deemed received five (5) days after deposit in the United States mail. Notices that are sent by facsimile shall be deemed received twenty-four (24) hours after the confirmed facsimile transmission. Notices sent by overnight courier service shall be deemed received one (1) business day after deposit with a nationally recognized overnight courier.

5.6 Expenses. The Owner agrees to reimburse the Company for all reasonable and documented out-of-pocket costs and expenses related to the creation and issuance of the shares of Series U, the exchange of the Existing Shares for the shares of Series U and any subsequent issuances of the Conversion Shares, including without limitation specific transfer agent fees associated with these processes (but excluding the ongoing annual expense associated with the transfer agent’s service in such capacity) and filing fees paid to any governmental entity.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

ENTRAVISION COMMUNICATIONS CORPORATION,
a Delaware corporation

By:	/s/ PHILIP C. WILKINSON
Name: Philip C. Wilkinson
Title: President and Chief Operating Officer.

OWNER: UNIVISION COMMUNICATIONS INC., a Delaware Corporation

By:	/s/ C. DOUGLAS KRANWINKLE
Name: C. Douglas Kranwinkle
Title: EVP

Exhibit A

[Please see Exhibit 3.1 to the Company’s Quarterly Report on

Form 10-Q for the Quarterly Period Ended September 30, 2003]

Exhibit B

14,943,231 shares of Class A Common Stock

21,983,392 shares of Class C Common Stock

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